Exhibit 10.1

AIRCRAFT LEASE AGREEMENT

AIRCRAFT LEASE AGREEMENT (“Agreement” or “Lease”) made and dated for reference as of the 17th day of January 2007, at Carlsbad, California.

BETWEEN:	Heckmann Enterprises, Inc.	LESSOR
AND:	K2 Inc.	LESSEE

W I T N E S S E T H:

Lessee has requested Lessor to provide, and Lessor is willing to provide the aircraft described in Appendix A annexed hereto for the purpose of leasing the same to Lessee for the Term identified in Section 1.

Lessee shall lease the described aircraft from Lessor pursuant to and upon the terms, conditions and provisions of this Agreement.

The parties hereto covenant and agree as follows:

The following terms, whenever used in this Agreement will have the following meanings, unless otherwise required by context:

“AIRCRAFT” means the one (1) Canadair Ltd. Challenger CL600-2B16 Airframe, bearing manufacturer serial number 5111 and FAA Registration Number N502HE, as more fully described in Appendix A, along with the Engines, the Manuals and Technical Records, and the Parts, or one or more of the above as required by context.

“ENGINES” means two (2) General Electric CF 34 Engines, bearing manufacturer serial number 350421 on the left engine and 350402 on the right engine.

“FLIGHT HOUR” shall mean each hour elapsing from the moment the wheels of the Aircraft leave the ground on take off to the moment when the wheels of the Aircraft touch ground on landing. For the purposes of all calculations under this Agreement measured in Flight Hours, such hours including fractions thereof shall be measured in tenths of an hour.

“HANGAR” means the aircraft hangar owned by Lessor and located at Palm Springs International Airport, Palm Springs, California, subject to change if approved in writing by Lessee.

“MANUALS AND TECHNICAL RECORDS” means all records, manuals, technical data, logs and other materials and documents in relation to the Aircraft, as shall be required by the Aviation Authority or by applicable law to be kept or maintained in relation to the Aircraft.

“PARTS” means all components, Engines, instruments, accessories, furnishings, and other equipment of whatever nature.

“RENT COMMENCEMENT DATE” means the date rent initially starts on the Aircraft, as identified in “Lease Payments,” Section 4.

“TOTAL LOSS” with respect to the Aircraft, Airframe or any Engine shall mean any of the following events with respect to such property:

(a)	an actual or constructive total loss of such property;

(b)	destruction or damage beyond repair, or rendition permanently unfit for normal use for any reason whatsoever;

(c)	hijacking or theft thereof or disappearance thereof for a period in excess of ninety (90) consecutive days;

(d)	the condemnation, confiscation, compulsory acquisition, seizure, requisition of title or taking of title to the Aircraft or Airframe or any Engine by any governmental entity; or

(e)	the deprivation, requisition or taking for use of the Aircraft or Airframe or any Engine by any Governmental Entity or instrumentality or agency thereof for a period greater than ninety (90) consecutive days.

A Total Loss with respect to the Aircraft shall be deemed to have occurred if a Total Loss has occurred with respect to the Airframe.

1. TERM OF LEASE.

This Agreement is for both the Aircraft and the Hangar. Subject to Lessee’s execution and delivery of the Acceptance Certificate attached hereto as Exhibit B, this Agreement will commence immediately on delivery of the Aircraft to Lessee by Lessor on January 22, 2007. The Agreement will remain in effect until the 31st day of December, 2011, unless otherwise terminated under the terms of this Agreement (the “Term”). Either Lessor or Lessee shall have the right to terminate this Agreement at any time upon not less than ninety (90) days prior written notice; provided that such termination shall not affect either party’s obligations hereunder for any period prior to such termination including, without limitation, any party’s maintenance obligations set forth in Section 7.

2. NATURE OF LEASE.

The parties acknowledge and agree that it is their intent that this Lease be treated as a “true lease” for Federal income tax purposes.

3. LESSOR’S WARRANTIES.

a. Except as otherwise provided herein, the Aircraft is leased to Lessee hereunder “AS IS, WHERE IS” and Lessor does not make or give any warranties as to the Aircraft, its airworthiness, design, fitness or condition, or as to any other matter or thing whatsoever except for warranty of right of quiet enjoyment, and all warranties are, to the extent permitted by law or otherwise provided herein, hereby expressly excluded, except Lessor represents and warrants that it has the legal right to lease the Aircraft hereunder, that the entering into and performance of this Agreement by Lessor do not conflict with any contract or agreement to which Lessor is a party or by which it or its properties are bound or affected, and that this Agreement is in compliance with all applicable federal and state laws with respect to the status of Lessor in its capacity as owner/lessor of the Aircraft and in its status as operator of the Aircraft when the Aircraft is in the operational control of Lessor, its affiliates or agents as contemplated in Section 4(d).

b. Except as otherwise expressly provided in this Agreement, Lessor shall not be liable to Lessee for any loss, cost, damage, or expense of any kind or nature, caused directly or indirectly, by the Aircraft or the use or maintenance thereof, or by any interruption of service of whatsoever and howsoever caused, other than interruption of right of quiet enjoyment.

LESSOR LEASES THE AIRCRAFT TO LESSEE HEREUNDER “AS IS” AND “WHERE IS”, AND NEITHER LESSOR NOR ANY SUCCESSOR IN INTEREST THERETO, BY ASSIGNMENT OR OTHERWISE, SHALL BE DEEMED TO HAVE MADE OR TO MAKE AND BY ACCEPTING THE AIRCRAFT HEREUNDER LESSEE HEREBY WAIVES, RELEASES AND RENOUNCES ANY RIGHTS PREMISED UPON OR ANY RELIANCE UPON ANY REPRESENTATIONS, WARRANTIES, LIABILITIES OR GUARANTEES OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE WITH RESPECT TO THE AIRCRAFT, AIRFRAME, ANY ENGINE, PART OR OTHER THING DELIVERED, LEASED, OR TRANSFERRED HEREUNDER, INCLUDING BUT NOT LIMITED TO: (A) AIRWORTHINESS, CONDITION, VALUE, TITLE, DESIGN, OPERATION, MERCHANTABILITY, COMPLIANCE WITH SPECIFICATION, CONSTRUCTION, PERFORMANCE OR FITNESS FOR USE; (B) THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE; (C) THE ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT; (D) THE QUALITY OF THE MATERIAL OR WORKMANSHIP; OR (E) (i) ANY LIABILITY ARISING IN TORT OR CONTRACT, EXPRESS OR IMPLIED; (ii) ANY OBLIGATION OR LIABILITY ARISING FROM NEGLIGENCE, STRICT LIABILITY, OR PRODUCTS LIABILITY; (iii) ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE; OR (iv) ANY LOSS FROM INTERRUPTION OF USE, LOST PROFITS, LOST BUSINESS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES. LESSOR HEREBY WAIVES, RELEASES AND RENOUNCES ANY CLAIMS FOR LOSS FROM INTERRUPTION OF USE, LOST PROFITS, LOST BUSINESS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF LESSOR’S RIGHTS TO USE THE AIRCRAFT DURING THE TERM OF THIS AGREEMENT.

4. LEASE PAYMENTS.

a. Lessee shall pay Lessor rent in the amount of $30,000, such first payment being due on January 22, 2007 and subsequent rent payments being due on the equivalent day of each succeeding month until the end of the Term.

b. On or before the 10th day of each calendar month, Lessee shall provide Lessor with a written statement setting forth the number of Flight Hours for which the Aircraft has been used by Lessee and Lessor, respectively, during the immediately preceding calendar month.

c. All Rent payable under this Lease shall be paid in the full amount required to be paid hereunder without regard to any Tax, fines, levies or charges whatsoever and paid in U.S. dollar funds consisting of lawful currency of the United States of America that shall be immediately available at Lessor’s U.S. bank account.

d. As additional Rent hereunder, subject always to Lessee’s prior right to use of the Aircraft, Lessor shall be entitled to use the Aircraft for Lessor’s purposes during the Term of this Agreement. If Lessor desires to use the Aircraft, it shall give Lessee as much advance notice of such usage as is practicable. Provided that Lessee is not using the Aircraft for its purposes, Lessee shall make the Aircraft available for Lessor’s use. Lessor and Lessee acknowledge, agree and understand that when Lessor is using the Aircraft for Lessor’s purposes, Lessor shall be completely responsible for and in control of the Aircraft and Lessee shall not be responsible for and not in control of the Aircraft. To the extent that Lessor chooses to use flight crews employed by Lessee when Lessor is using the Aircraft, the flight crews will report to and take directions exclusively from Lessor and, in all events, shall comply with the applicable Federal Aviation Regulations. At such times as Lessor uses the Aircraft, Lessor shall comply with the provisions of Sections 6(d) and 6(e) as if it were the “Lessee” and shall comply with the provisions of all insurance policies maintained by Lessee pursuant to Section 8. At such times as Lessor uses the Aircraft, Lessor shall be responsible for all variable costs in connection with the operation of the Aircraft, including, but not limited to, fuel, landing fees, “Smart Parts” fees, maintenance service plan fees, hangaring fees, catering, crew travel and quartering, flight telephone and expendable supplies. The Lessor and Lessee will execute a delivery receipt in the form attached hereto as Appendix C when Lessor uses the Aircraft and returns the Aircraft to Lessee. With respect to operation of the Aircraft by Lessor, its affiliates or agents, if the Lessee, its officers, directors, shareholders, employees, agents or representatives (“Lessee Parties”) shall suffer any Claims (as defined in Section 6(m)) that are not covered by insurance or warranty or are not attributable to normal or customary operation of the Aircraft or which are attributable to Lessor’s breach of its obligations under this Lease, Lessor shall hold the Lessee Parties harmless with respect to such Claims.

e. Lessee’s and Lessor’s obligations hereunder shall be absolute and unconditional and shall not be affected or reduced by any circumstances including, without limitation: (i) any set-off, counterclaim, recoupment, defense, or other right that Lessee may have against Lessor or any person for any reason whatsoever except for breach of warranty to include but not limited to Lessee’s right of quiet enjoyment; (ii) any defect in the airworthiness, condition, design, operation, or fitness for use of, or any damage to or loss or destruction of, the Aircraft, unless such defect in title actually or effectively prevents Lessee’s viable and efficient commercial use of the aircraft; (iii) any interruption or cessation in the use or possession of the Aircraft by Lessee or Lessor or availability thereof to Lessee or Lessor for any reason arising out of or related to an act or omission of Lessee, or any person other than Lessor or entities acting through Lessor; (iv) any insolvency, bankruptcy, reorganization, or similar proceedings by or against Lessor or Lessee; (v) any other circumstances or happening of any nature whatsoever, similar to any of the foregoing; or (vi) any Taxes, it being the express intention of Lessor and Lessee that amounts payable hereunder shall be payable hereunder in all events unless the obligation to pay the same is terminated pursuant to the express provisions of this Lease. To the extent permitted by applicable law, Lessee hereby waives any rights it may now have or that may be conferred upon it, by statute or otherwise, to terminate, cancel, quit or surrender this Lease except in accordance with the terms hereof. Notwithstanding the provisions of this Section 4(e), Lessee shall otherwise have the rights and remedies provided for in this Lease against Lessor, provided that said rights shall not be asserted in an action to enforce this Lease in violation of the terms of this Lease.

f. Lessee and Lessor acknowledge that the rentals payable pursuant to Section 4(a) were determined based upon an assumed average annual usage by Lessee of 300 Flight Hours. Lessee and Lessor agree to negotiate in good faith an adjustment to such rentals in the event that Lessee’s aggregate usage from the commencement of this Agreement through the end of any calendar year exceeds 120% of the product of 300 Flight Hours times the number of years elapsed since the commencement of this Agreement.

5. RETURN OF AIRCRAFT.

Upon the termination of this Agreement, Lessee shall return the Aircraft to Lessor at such location in the continental United States as may be mutually agreed upon by Lessor and Lessee, in the condition described in Appendix D.

The Aircraft shall be equipped and in the same configuration as it was on delivery. All Manuals, Logs and Technical Records will be current and accurate with respect to the period of this Agreement. All modifications, alterations, and additions made to the aircraft during the Lease will be removed at Lessee’s expense, except for those made pursuant to an Airworthiness Directive or service letter or bulletin issued by the Airframe or Engine manufacturer, and except for those designated by Lessor, with agreement of Lessee, to remain as part of the Aircraft.

Lessor will issue a certificate of acceptance once the conditions of this section have been complied with to the reasonable satisfaction of Lessor.

6. LESSEE’S COVENANTS.

Lessee covenants with Lessor:

a. That the Aircraft was selected by Lessee and that it is of a make, size, design and capacity desired by Lessee for the purposes intended by Lessee.

b. To keep and maintain the Aircraft in a fully operative and airworthy condition in conformity with any requirements or airworthiness directives which may from time to time be made by the manufacturers of the Aircraft, and in conformity with all applicable laws, orders, rules, regulations, and directives of governmental departments, boards or authorities, relating to the maintenance or storage of the Aircraft. Maintenance costs and costs of complying with any airworthiness directives shall be borne by Lessee and Lessor as provided in Section 7 hereof.

c. That, at Lessor’s risk and expense, Lessor or its agent shall have the right at all reasonable times and on reasonable notice to fully inspect the Aircraft and any parts thereof, and any documents relating thereto to determine the condition of the Aircraft, and to further determine whether or not Lessee is performing according to the covenants and conditions herein contained.

d. To operate the Aircraft at all times in conformity with all the applicable laws, orders, rules, regulations, and authorities, domestic or foreign, and in conformity with any limitations or restrictions of performance which may from time to time be recommended by the manufacturers of the Aircraft, and within the geographical limitations on operations of the Aircraft pursuant to applicable policies of insurance maintained by Lessee.

e. To permit the Aircraft to be operated only by certified pilots employed by Lessee or contracted by Lessee and who hold valid and subsisting licenses or permits appropriate to their duties, and who have at least the minimum total pilot hours required by any policies of insurance on the Aircraft.

f. Not to use or operate the Aircraft or permit it to be used or operated illegally or contrary to any applicable laws, regulations, orders, rules or directives of any power or government or agency thereof having jurisdiction, and to indemnify and hold Lessor, harmless from and against any and all actions, precautions, administrative proceedings or similar assertions or threats in any way arising out of the custody, use or operation of the Aircraft during the Term of this Agreement and, subject to Lessee’s reasonable contest rights, to assume liability and pay for any and all transgressions, defaults, fines, penalties or forfeiture incurred, suffered or assessed against Lessor or the Aircraft during the Term of this Agreement together with all legal fees, costs and expenses incidental to the foregoing to the complete exoneration of Lessor.

g. Not to sublease or otherwise transfer possession of the Aircraft or any Engine to any Person, provided that, so long as no Event of Default shall have occurred and be continuing, Lessee may, upon notice to Lessor deliver possession of the Airframe or any Engine to the manufacturer thereof for testing or other similar purposes or to any FAA-approved repair facility reasonably acceptable to Lessor for service, repair, maintenance or overhaul work of the Airframe or any Engine or any part thereof or for alterations or modifications in or additions to the Airframe or any Engine to the extent required or permitted by the terms of this Lease.

h. To keep the Aircraft free and clear of all seizures, security interests, forfeitures, liens, claims, privileges, debts, taxes, charges, pledges or encumbrances of any nature whatsoever applicable to any occurrence during the Term of this Agreement.

i. That if for any reason any part of the Aircraft is replaced with a similar part, or any part or attachment is added thereto, no matter by whom manufactured, the part so replaced or added shall at once become the property of Lessor, to the same extent as all the original parts of the Aircraft, and with the same rights and powers of Lessor in all respects as if such part had been one of the original parts thereof, and any such part added will be supported by complete records back to the original manufacture date. Any new part placed on the Aircraft shall be free of liens and shall be of same value and utility as the part being replaced.

j. Subject to Lessee’s reasonable contest rights, to pay, when due, all license fees and other fees and assessments necessary for the securing of licenses, certificates of registration and certificates of airworthiness and other similar permits for the operation of the Aircraft during the Term of this Agreement, and further, to pay, when due, all taxes, fees, assessments or other levies now and hereafter imposed by any provincial, federal or local government upon the Aircraft, or upon the leasing, use or operation thereof (but not on the income of Lessor), whether assessed to Lessor, or to Lessee; provided that upon payment of such fees, assessments, taxes or levies, Lessee will promptly deliver the receipts for such payments to Lessor, and that if Lessor pays any sum or sums constituting an obligation of Lessee under this Agreement, then the amount of such payments shall be reimbursed on demand.

k. Subject to Sections 4(d) and 7 hereof, to furnish at its own cost and expense all fuel, lubricants, and other material necessary for the operation of the Aircraft, pay all maintenance, storage, hangar (other than home base hangaring), landing, airport and customs charges and fees and all other charges of operation, maintenance (except as otherwise provided herein), or storage of the Aircraft.

l. To assume custody of the Aircraft and full responsibility for its operation and maintenance during the Term. In the event of a failure of any component (to include but not limited to any Engine), it is the responsibility of Lessee to remove, repair and re-install such item. Subject to Section 7 hereof, if any Engine or other major component becomes non-repairable for any cause, it will be replaced with a replacement of equal value and utility with the same or improved performance ability the original, all with records traceable back to manufacture, with clear warranty title in Lessor.

m. Subject to Section 4(d), Lessee agrees to indemnify, reimburse, and hold harmless Lessor and its successors, assigns, agents, employees, officers, directors, shareholders, servants and representatives (the “Indemnified Parties”) from and against any and all claims, damages, losses, liabilities, demands, suits, judgments, causes of action, legal proceedings, penalties, fines, other sanctions, and any costs and expenses in connection therewith, including reasonable attorney’s fees and expenses (any and all of which are hereafter referred to as “Claims”) arising from or relating to death or injuries to any Persons whomsoever (including without limitation Lessee’s employees) and for loss of or damage to any property whatsoever that in any way arises during the Term or which may result from or arise out of or in relation to (i) the ownership, manufacture, purchase, delivery, redelivery, lease, possession, return, import, export, disposition, use, maintenance or operation of the Aircraft either in the air or on the ground; or (ii) any defect in the Aircraft arising from the material of, or any article used therein, or from the design, testing or use thereof or from any maintenance, service, repair, overhaul or testing of the Aircraft; or (iii) any infringement of any patent; or (iv) this Lease or any other transaction, approval or document contemplated hereby or given or entered into in connection herewith; provided, however, that upon payment in full to any party indemnified hereunder of any indemnities contained in this Section 6(m) by Lessee, Lessee shall be subrogated to all rights and remedies that such indemnified party may have against any manufacturers, suppliers, overhaul agencies, sellers and/or prior lessees (and similar parties) of the Aircraft and provided, further, that Lessee shall not be required to indemnify any of the Indemnified Parties against Claims arising out of such Indemnified Party’s willful misconduct or gross negligence or arising out of operational control of the Aircraft by Lessor, its affiliates or agents pursuant to Section 4(d). Notwithstanding the preceding sentence, nothing contained herein is intended to invalidate, prejudice or otherwise compromise, Lessor’s rights and benefits under the insurance required in this Lease or affect Lessor’s ability to obtain the benefits of such insurance. Lessee shall have the right to control the defense of any claims, subject to indemnification hereunder so long as no Event of Default is continuing. No settlement of a Claim shall be made or be binding upon any party unless both Lessor and Lessee approve such settlement in writing, such consent not to be unreasonably withheld or delayed. Lessor shall notify Lessee of any such Claim promptly after becoming aware thereof.

Lessee hereby waives, and releases the Indemnified Parties from, any Claims of Lessee now or hereafter existing for or on account of or arising out of or in any way connected with injury to or death of personnel of Lessee, or loss or damage to property of Lessee, or the loss of use of any property, in each case that, after the delivery of the Aircraft to Lessee, may result from or arise in any manner out of or in relation to the ownership, leasing, use, or operation of the Aircraft (other than operational control of the Aircraft by Lessor, its affiliates or agents), either in the air or on the ground, or which may be caused by any defect in the Aircraft from the material of, or any article used therein or from the testing of the Aircraft regardless of when such defect may be discovered, whether or not the Aircraft is at the time in the possession of Lessee, and regardless of such location of the Aircraft at any such time.

The indemnities contained in this Section 6(m) shall continue in full force and effect notwithstanding the expiration of the Term with respect to the Aircraft or other termination of this Lease and are expressly made for the benefit of the Indemnified Parties and shall be enforceable by the Indemnified Parties directly.

n. To make rental and any other payments required by this Agreement when due.

o. To keep complete, accurate, and current technical records of all flights and maintenance of the Aircraft in English in accordance with applicable rules and regulations of the FAA. The records shall be available for inspection by Lessor at any reasonable time, and become the property of Lessor upon return of the Aircraft.

p. To maintain all insurance required by this Agreement, and notify Lessor of any lapse, cancellation, or material adverse change in the insurance coverage.

q. Lessee shall not knowingly use or permit the use of the Aircraft for the carriage of any goods, materials or items of cargo that could reasonably be expected to cause damage to the Aircraft or that would not be adequately covered by the insurance required by this Agreement.

7.	ROUTINE MAINTENANCE, HEAVY MAINTENANCE, UNSCHEDULED MAINTENANCE AND AIRWORTHINESS DIRECTIVES.

a. With respect to all routine maintenance, based on an annual accounting of routine maintenance costs incurred during each calendar year, Lessee and Lessor shall proportionately share the costs of such maintenance based upon the number of Flight Hours that each has used the Aircraft during such calendar year.

b. With respect to all scheduled heavy maintenance (including 60 month inspections and 6,000 hour overhaul of the Engines), Lessee and Lessor shall proportionately share the costs of such maintenance based upon the number of Flight Hours that each has used the Aircraft since the last corresponding heavy maintenance visit (including for the purposes of this Section 7(b) any Flight Hours flown by Lessor and Lessee prior to the commencement of this Agreement).

c. Except as provided in Section 4(d), with respect to unscheduled maintenance, the costs of which are not covered by warranty or insurance, Lessee and Lessor shall proportionately share the costs of such maintenance based upon the number of Flight Hours that each has used the Aircraft (including for the purposes of this Section 7(c) any Flight Hours flown by Lessor and Lessee prior to the commencement of this Agreement).

d. With respect to the costs of compliance with any airworthiness directive applicable to the Aircraft, Lessee shall bear the costs of such compliance if the cost of such compliance does not exceed $50,000. If the cost of such compliance exceeds $50,000, Lessee and Lessor shall each bear 50% of the total cost of the compliance with such airworthiness directive.

8.	INSURANCE.

a. The Aircraft shall be at Lessee’s risk throughout this Agreement; provided, however, that Lessee shall secure and maintain in effect, at Lessee’s expense throughout the Term, insurance policies reasonably acceptable to Lessor covering the Aircraft as follows:

(1)	Hull coverage in the name of Lessee including all risks, both in flight and not in flight, with a “loss payable” clause and a breach of warranty endorsement and a waiver of subrogation, to the extent that Lessee has waived its rights of subrogation under this Agreement, in favor of Lessor and other customary endorsements reasonably requested by Lessor including coverage during the periods of time when Lessor is using the Aircraft; provided that if repairs of damage are made, Lessee agrees to pay the deductible amount as provided in the policy covering the Aircraft; and

(2)	Liability insurance including passenger liability written in the name of Lessee and naming Lessor as an additional insured, including coverage for Lessor during the periods of time where Lessor is using the Aircraft.

b. Lessee shall deliver certificates of insurance to Lessor specifying all coverage required herein, in form and substance reasonably satisfactory to Lessor. Lessee shall cause certificates of insurance to be issued which list Lessor, its officers, directors, employees and agents as additional insureds, and agrees to cause to be issued such additional certificates of insurance from time to time as may reasonably be required by Lessor to name other parties as may be identified by Lessor as additional insureds.

c. Minimum required coverage effective with acceptance of delivery by Lessee:

Hull All Risks $$11,000,000 (the “Insured Value”); Lessee and Lessor agree to negotiate in good faith to periodically adjust the Insured Value to reflect the current fair market value of the Aircraft;

Public Liability Insurance, including third-party liability $ 200,000,000; and

Deductible $500,000.

d. In the event of any insurance claims, all deductible amounts are to be paid by Lessee.

e. Lessee’s broker will notify Lessor and Lessor’s Lender no less than thirty (30) days in advance of any lapse in coverage (ten days for nonpayment of premium), however caused, or any material adverse change in coverage. Further, in the event of non-payment of premiums, Lessor may make any premium payments required to ensure that coverage is not interrupted, and any payments so made hereunder shall be payable forthwith by Lessee to Lessor.

9. ASSIGNMENT.

This Lease shall not be assigned, sold or sublet by either party without the prior written consent of the other party which shall not be unreasonably withheld.

10. DEFAULT.

If Lessee defaults in payment of rent or in performance or observance of any of the covenants, terms, provisions, or conditions herein contained, and if such defaults shall not have been remedied within the grace periods identified in the following paragraphs, or if Lessee files for bankruptcy under Chapter 11, or becomes insolvent, or in the event of cancellation of any insurance required to be maintained hereunder without replacement to insure no lapse in coverage exists, Lessor may, at its option, terminate this Lease by written notice and take immediate possession of the Aircraft, all at the cost of Lessee.

The following events shall constitute Events of Default:

a. Lessee shall fail to make any payment of Rent to Lessor within ten (10) days of when due under this Lease;

b. there shall occur any termination of, material alteration in the scope of the coverage of, or material reduction in the maximum amounts payable under any insurance maintained by Lessee pursuant hereto, or a change in coverage from an approved insurer to an unapproved insurer, or Lessee shall operate the Aircraft after having received notice that the insurance required hereby has lapsed or has been cancelled;

c. Lessee shall fail to perform or observe any covenant, condition or agreement to be performed by it hereunder and such failure shall continue for a period of thirty (30) days after written notice thereof from Lessor to Lessee;

d. Lessee shall consent to the appointment of or taking possession by a receiver, assignee, custodian, sequestrator, trustee or liquidator or other similar official of itself or of a substantial part of its property, or Lessee shall fail to pay its debts generally as they come due or shall make a general assignment for the benefit of creditors, or Lessee shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy laws, as now or hereafter constituted or any other applicable federal or state bankruptcy, insolvency or other similar law or shall consent to the entry of an order for relief in an involuntary case under any such law or Lessee shall file an answer admitting the material allegations of a petition in any such proceeding, or otherwise seek relief under the provisions of any now existing or future federal or state bankruptcy, insolvency or other similar law providing for the reorganization or winding-up of corporations, or providing for an agreement, composition, extension or adjustment with its creditors;

e. any order, judgment, or decree shall be entered in any proceedings by any court of competent jurisdiction appointing, without the consent of Lessee, a receiver, trustee or liquidator of Lessee or of any substantial part of its property, or any substantial part of the property of Lessee shall be sequestered, and any such order, judgment, decree, appointment, or sequestration shall remain in force, undismissed, unstayed, or unvacated for a period of sixty (60) days after the date of entry thereof;

f. a petition in a proceeding or case under the bankruptcy laws or other insolvency laws (as now or hereafter in effect) shall be filed and shall not be withdrawn or dismissed within sixty (60) days thereafter, or, in case the approval of such petition by a court of competent jurisdiction is required, the petition as filed or amended shall be approved by such a court as properly filed and such approval shall not be withdrawn or the proceeding dismissed within sixty (60) days thereafter, or a decree or order for relief in respect of Lessee shall be entered by a court of competent jurisdiction in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, and such decree or order shall remain unstayed in effect for a period of sixty (60) days, or if, under the provisions of any law providing for reorganization or winding-up of corporations that may apply to Lessee, any court of competent jurisdiction shall assume jurisdiction, custody or control of Lessee or of any substantial part of its property and such jurisdiction, custody or control shall remain in force, unrelinquished, unstayed or unterminated for a period of sixty (60) days.

For the avoidance of doubt, no Event of Default shall occur if such status arises out of the operational control of the Aircraft by Lessor, its affiliates or agents pursuant to Section 4(d).

Upon the occurrence of any Event of Default and any time thereafter so long as the same shall be continuing, Lessor may, at its option, declare this Lease to be in default and at any time thereafter, so long as Lessee shall not have cured all outstanding Events of Default, Lessor may exercise one or more of the following remedies with respect to the Aircraft as Lessor in its sole discretion shall elect (and Lessee shall comply with any such election of remedies by Lessor), to the extent available and permitted by, and subject to compliance with any mandatory requirements of applicable law then in effect:

(i)	cause Lessee, upon the written demand of Lessor and at Lessee’s expense to, and Lessee shall, promptly return the Aircraft to Lessor at such location in the continental United States as Lessor may reasonably specify in the manner and condition required by, and otherwise in accordance with all of the provisions of, Section 5 as if such Airframe or such Engines were being returned at the end of the Term relating thereto; or Lessor, at its option, may take immediate possession of and remove the Aircraft, all without liability of Lessor for or by reason of such entry or taking possession, whether for the restoration of damage to property caused by such taking or otherwise. Lessee shall promptly execute and deliver to Lessor such instruments of title or other documents as Lessor may deem necessary or advisable to enable Lessor or its agent to obtain possession of the Airframes or the Engines, provided that if Lessee shall for any reason fail to execute and deliver such instruments and documents after such request, Lessor shall be entitled to a judgment for specific performance, conferring the right to immediate possession upon Lessor and requiring Lessee to execute and deliver such instruments and documents to Lessor;

(ii)	sell or otherwise dispose of the Aircraft, at a commercially reasonable and reasonably prompt public sale and with notice to Lessee or advertisement, as Lessor may reasonably determine, or use, operate, lease to others the Aircraft as Lessor, may reasonably determine, in any such case free and clear of any rights of Lessee except as hereinafter set forth in this Section 10.

(iii)	whether or not Lessor shall have exercised, or shall thereafter at any time exercise, any of its rights under paragraph (i) or paragraph (ii) above with respect to the Aircraft, Lessor, by written notice to Lessee specifying a payment date not earlier than ten (10) business days from the date of such notice, may cause Lessee to pay to Lessor, and Lessee shall pay to Lessor, on the payment date specified in such notice, all installments of Rent then due (iii) rescind this Lease or exercise any other right or remedy which may be available under applicable law or proceed by appropriate court action to enforce the terms hereof or to recover damages for the breach hereof.

In addition, Lessee shall be liable for all amounts due hereunder before any termination hereof, including all costs and expenses (including reasonable attorney’s fees and disbursements) incurred by reason of the occurrence of any Event of Default or the exercise of Lessor’s remedies with respect thereto including all costs and expenses incurred in connection with the return of the Aircraft (or any damages suffered as a result thereof) in accordance with the terms of Section 5. No express or implied waiver by Lessor of any Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Event of Default.

11.	LOSS OR DAMAGE TO AIRCRAFT AND INJURY OR DAMAGE TO THE PERSON OR PROPERTY OF THIRD PARTIES INCLUDING PASSENGERS

In the event of loss or damage to or requisition of the Aircraft, or in the event of injury or damage being caused by the Aircraft to persons (including passengers) or to property, Lessee shall immediately report said loss, injury or damage to Lessor, the insurance company or companies, and to any and all applicable governmental agencies, both federal and state, and shall furnish such information and execute such documents as may be required and necessary to collect the proceeds under any insurance policy or to obtain the protection of any liability insurance policies. In this event, the rights, liabilities, and obligations of the parties hereto shall be as follows:

If the Aircraft is partially damaged (and is not subject to a Total Loss), then this Agreement shall remain in full force and effect with respect thereto. Lessee shall, at its own expense, fully repair the Aircraft in order that the Aircraft shall be placed in as good and the same condition as it was before the damage assuming it was in the condition required hereby;

provided, that if the Aircraft is partially damaged while it is in the operational control of Lessor, its affiliates or agents, Lessee shall only be responsible for the repair of the Aircraft to the extent that insurance or warranty proceeds are available for such repair. Upon the damage being repaired and the Aircraft being in the same condition as before the damage, Lessor shall so long as no Event of Default is continuing, reimburse Lessee to the extent, but not in excess of, the proceeds of insurance covering such damage received by Lessor, this payment to be contingent upon Lessee furnishing to Lessor the necessary information and documents required for the recovery of the said insurance proceeds. Payment of this amount is further contingent upon the approval by Lessor of the repairs made by Lessee including the cost thereof and the Aircraft having been returned, as nearly as possible, in the same condition as before said damage occurred assuming it was in the condition required hereby. Except when the Aircraft is in the operational control of Lessor, it affiliates or agents, any and all risk of loss or damage shall be borne by Lessee. During any such period encompassed by repairs, all lease payments shall be made in full without offset or abatement.

In the event that the Aircraft shall suffer a Total Loss, Lessee shall pay the Insured Value (as set forth in Section 8(c)) to Lessor upon the earlier to occur of the date on which insurance proceeds with respect thereto are received by either Lessor or Lessee and the date that is 120 days following such Total Loss; provided, that if the Aircraft shall suffer a Total Loss while it is in the operational control of Lessor, its affiliates or agents, Lessee shall only be responsible for the payment of Insured Value to the extent that insurance proceeds are available for such payment.

12. STATEMENTS AND REPRESENTATIONS:

Lessee and Lessor hereby agree that no representations, statement or agreement, other than as set forth herein, shall be binding upon the parties hereto unless expressed in writing signed by each party hereto and purporting to be an expressed modification of this Agreement.

13. [INTENTIONALLY OMITTED]

14. NOTICES.

Any notice hereunder shall be sufficiently given by personal delivery or by telegram or by registered letter postage prepaid and mailed addressed to the party to receive such notice at the address first above set forth or to such other address as may be designated in writing by either of the parties and the date or receipt of any notice by mailing as aforesaid shall be deemed conclusively to be the second business day after such mailing. Notices shall be as follows:

Heckmann Enterprises, Inc.

Rancho Mirage, CA 92270

Attention: Richard Heckmann

K2 Inc.

5818 El Camino Real

Carlsbad, CA 92008

Attention: General Counsel

Telephone: (760) 494-1000

Fax: (760) 494-1099

15. FURTHER ASSURANCES.

Lessee and Lessor will each promptly and duly execute and deliver to the other such further documents and assurances and take such further action as may from time to time be reasonably requested by any of them in order to more effectively carry out the intent and purpose of this Lease and to establish and protect the rights and remedies created or intended to be created, or otherwise arising, in favor of Lessor and Lessee hereunder.

16. AMENDMENTS.

No term or provision of this Lease may be changed, waived, discharged or terminated orally, but only by an instrument in writing expressed to be a supplement or amendment to this Lease duly signed by the party against which the enforcement of the change, waiver, discharge or termination is sought.

17. COUNTERPARTS.

This Lease may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall constitute one and the same agreement, which shall be sufficiently evidenced by any one of such original counterparts. To the extent that this Lease constitutes chattel paper (as defined in the Uniform Commercial Code as in effect in any applicable jurisdiction), no security interest herein may be created through the transfer or possession of any counterpart other than the original counterpart, which shall be identified as the counterpart containing the receipt therefor executed by Lessor on the signature page thereof.

18. BINDING EFFECT.

Subject to the terms hereof, the covenants and conditions of this Agreement shall inure to the benefit of and be binding upon the executors, successors, administrators and assigns of the parties hereto.

19.	GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES OF AMERICA, STATE OF CALIFORNIA AND LESSOR AND LESSEE AGREE TO EXCLUSIVE VENUE AND JURISDICTION OF THE UNITED STATES FEDERAL COURTS AND STATE COURTS OF CALIFORNIA IN THE EVENT ANY DISPUTE ARISES WHICH RESULTS IN LITIGATION.

20.	TAXES.

Lessee agrees to pay, and to indemnify and hold Lessor and its successors and assigns harmless from any and all Taxes (other than taxes payable with respect to the rent or earnings arising out of this Agreement and income taxes as a result of the use of the Aircraft by Lessor or its affiliates) imposed, levied or withheld against, upon or from Lessor, Lessee, the Airframe, any Engine or any Part thereof arising out of or in any manner connected with the Airframe, any Engine, or any Part thereof, or upon the leasing, possession, repossession, use, operation, repair, maintenance, overhaul, or return of any thereof, or upon or with respect to this Lease imposed by any government entity in any country, state or political subdivision thereof in which Lessee operates the Aircraft or any other aircraft, or otherwise carries on any business activity, unless, and to the extent only that, any such Taxes are being contested by Lessee in good faith and by appropriate proceedings and only so long as such proceedings do not involve any danger of the sale, forfeiture, or loss of all or any portion of the Airframe, any Engine or any Part. In case any report or return is required to be made with respect to any obligation of Lessee under or arising out of this Section 20, Lessee shall make such report or return in a timely fashion and in such manner as will show the title of the Aircraft to be in Lessor, and send a copy of such report or return to Lessor. Lessor shall, at Lessee’s expense, take such action as Lessee may reasonably request in writing with respect to such asserted liability, and if requested by Lessee and upon the prior payment to Lessor by Lessee of an amount equal to such Tax, shall make payment of such Tax under protest, if payment under protest is necessary in order to contest the claim for Taxes. If contest is made, Lessor shall, at Lessee’s expense, take such action as Lessee may reasonably request to contest the claim for Taxes and shall, if requested, permit Lessee, in Lessor’s name, to file a claim or prosecute an action to contest the claim for Taxes and to recover any payment made under protest. Any amount paid by Lessee pursuant to this Section 20 shall be in an amount which, after deduction of all Taxes required to be paid by Lessee hereunder, shall equal the amount of payment otherwise required hereunder. All of the obligations of Lessee in this Section 20 with respect to Taxes imposed or accrued before the expiration or other termination of this Lease shall continue in full force and effect notwithstanding such expiration or other termination hereof and are expressly made for the benefit of, and shall be enforceable by, Lessor and its successors and assigns.

Lessee’s obligations under this Section 20 shall not extend to any liability resulting from any fact, occurrence, event or condition occurring prior to the commencement of the Term, or, so long as no Event of Default is continuing, after the date on which the Aircraft has been returned to Lessor in accordance with the provisions of this Lease.

21. OTHER CONDITIONS.

a. Lessee does not obtain any property interest in the Aircraft, nor will Lessee acquire any property rights in the Aircraft except to use the Aircraft as a Lessee during the Term of this Agreement, or any extension thereto.

b. Any delay or omission, by either party, in exercising the rights or powers granted by this Agreement will not affect either party’s ability to enforce those rights or powers at a later date.

c. No director, officer, employee or stockholder, as such, of Lessor shall have any liability for any obligations of Lessor under this Agreement or for any claim based on, in respect of or by reason of such obligations or their creation. Lessee, by accepting the Aircraft hereunder, waives and releases all such liability. The waiver and release are part of the consideration for the lease of the Aircraft to Lessee hereunder.

22. TRUTH IN LEASING

a. Within 24 hours of the execution of this Lease, Lessor will mail a copy of this Lease to the Aircraft Registration Branch, Attention: Technical Section, P.O. Box 25724, Oklahoma City, OK 73125.

b. A copy of this Lease must be carried in the Aircraft and shall be made available for review upon request by the Administrator (as such term is used in 14 C.F.R. Section 91.23(c)(2)).

c. Lessee will notify by telephone the FAA Flight Standards district office nearest the airport where the first flight of the Aircraft will originate under this Lease. Unless otherwise authorized by that office, the notification shall be given at least 48 hours before takeoff and Lessee shall inform the FAA of the location of the airport of departure, the departure time and the registration number of the Aircraft.

d. LESSEE AND LESSOR HAVE REVIEWED OR CAUSED TO BE REVIEWED THE AIRCRAFT MAINTENANCE AND OPERATING LOGS SINCE THE LATER OF THE 12-MONTH PERIOD PRECEDING THE DATE OF THIS AGREEMENT AND THE DATE OF MANUFACTURE OF THE AIRCRAFT AND HAVE FOUND THAT THE AIRCRAFT HAS BEEN MAINTAINED AND INSPECTED UNDER PART 91 OF THE FEDERAL AVIATION REGULATIONS DURING SUCH PERIOD. LESSEE CERTIFIES THAT THE AIRCRAFT PRESENTLY COMPLIES WITH THE APPLICABLE MAINTENANCE AND INSPECTION REQUIREMENTS OF PART 91 OF THE FEDERAL AVIATION REGULATIONS. LESSEE CERTIFIES THAT THE AIRCRAFT PRESENTLY COMPLIES WITH THE APPLICABLE MAINTENANCE AND INSPECTION REQUIREMENTS OF PART 91 OF THE FEDERAL AVIATION REGULATIONS.

e. LESSEE CERTIFIES THAT LESSEE WILL BE RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT UNDER THIS LEASE DURING THE PERIODS OF LESSEE’S POSSESSION AND USE OF THE AIRCRAFT DURING THE TERM HEREOF. LESSEE FURTHER CERTIFIES THAT LESSEE UNDERSTANDS ITS RESPONSIBILITY FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.

f. LESSEE CERTIFIES THAT THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED UNDER PART 91 OF THE FEDERAL AVIATION REGULATIONS FOR OPERATIONS TO BE CONDUCTED UNDER THIS LEASE. LESSEE UNDERSTANDS THAT AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE, GENERAL AVIATION DISTRICT OFFICE, OR AIR CARRIER DISTRICT OFFICE.

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IN WITNESS WHEREOF, Lessor and Lessee have executed this Lease the day and year first above written.

HECKMANN ENTERPRISES, INC.
LESSOR

By:	/s/ RICHARD J. HECKMANN
Title:	President

K2 INC.
LESSEE

By:	/s/ J. WAYNE MERCK
Title:	President & COO